Trimble Inc.
Deferred Compensation Plan
Master Plan Document

Effective December 30, 2004
(as amended and restated December 31, 2018)

Trimble Inc.
Deferred Compensation Plan
Master Plan Document

TABLE OF CONTENTS
Page

ARTICLE 1	Definitions 1

ARTICLE 2	Selection, Enrollment, Eligibility 7

2.1	Selection by Committee 7

2.2	Enrollment and Eligibility Requirements; Commencement of Participation 8

ARTICLE 3	Deferral Commitments/Company Contribution Amounts/ Vesting/Crediting/Taxes 8

3.1	Minimum Deferrals 8

3.2	Maximum Deferral 9

3.3	Timing of Deferral Elections; Effect of Election Form 9

3.4	Withholding and Crediting of Annual Deferral Amounts 10

3.5	Company Contribution Amount 11

3.6	Vesting 11

3.7	Crediting/Debiting of Account Balances 11

3.8	FICA and Other Taxes 13

ARTICLE 4	Scheduled Distributions; Unforeseeable Emergencies 13

4.1	Scheduled Distributions 13

4.2	Other Benefits Take Precedence Over Scheduled Distributions 13

4.23	Unforeseeable Emergencies 14

ARTICLE 5	Change In Control Benefit 14

5.1	Change in Control Benefit 14

5.2	Payment of Change in Control Benefit 15

ARTICLE 6	Retirement Benefit 15

6.1	Retirement Benefit 15

6.2	Payment of Retirement Benefit 15

ARTICLE 7	Termination Benefit 16

7.1	Termination Benefit 16

7.2	Payment of Termination Benefit 16

ARTICLE 8	Disability Benefit 16

8.1	Disability Benefit 16

8.2	Payment of Disability Benefit 16

ARTICLE 9	Death Benefit 16

9.1	Death Benefit 16

9.2	Payment of Death Benefit 17

ARTICLE 10	Beneficiary Designation 17

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Trimble Inc.
Deferred Compensation Plan
Master Plan Document

10.1	Beneficiary 17

10.2	Beneficiary Designation; Change; Spousal Consent 17

10.3	Acknowledgement 17

10.4	No Beneficiary Designation 17

10.5	Doubt as to Beneficiary 17

10.6	Discharge of Obligations 17

ARTICLE 11	Leave of Absence 17

11.1	Paid Leave of Absence 17

11.2	Unpaid Leave of Absence 18

ARTICLE 12	Termination of Plan, Amendment or Modification 18

12.1	Termination of Plan 18

12.2	Amendment 18

12.3	Plan Agreement 18

12.4	Effect of Payment 18

ARTICLE 13	Administration 19

13.1	Committee Duties 19

13.2	Administration Upon Change In Control 19

13.3	Agents 19

13.4	Binding Effect of Decisions 20

13.5	Indemnity of Committee 20

13.6	Employer Information 20

ARTICLE 14	Other Benefits and Agreements 20

14.1	Coordination with Other Benefits 20

ARTICLE 15	Claims Procedures 20

15.1	Presentation of Claim 20

15.2	Notification of Decision 20

15.3	Review of a Denied Claim 21

15.4	Decision on Review 21

15.5	Legal Action 22

ARTICLE 16	Trust 22

16.1	Establishment of the Trust 22

16.2	Interrelationship of the Plan and the Trust 22

16.3	Distributions From the Trust 22

ARTICLE 17	Miscellaneous 22

17.1	Status of Plan 22

17.2	Unsecured General Creditor 22

17.3	Employer’s Liability 22

17.4	Nonassignability 22

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Trimble Inc.
Deferred Compensation Plan
Master Plan Document

17.5	Not a Contract of Employment 23

17.6	Furnishing Information 23

17.7	Terms 23

17.8	Captions 23

17.9	Governing Law 23

17.10	Notice 23

17.11	Successors 23

17.12	Spouse’s Interest 23

17.13	Validity 24

17.14	Incompetent 24

17.15	Domestic Relations Orders 24

17.16	Insurance 24

17.17	Distribution in the Event of Income Inclusion Under Code Section 409A 24

17.18	Deduction Limitation on Benefit Payments 24

TRIMBLE INC.
DEFERRED COMPENSATION PLAN
Effective December 30, 2004
(as amended and restated [●], 2018)

Purpose
The purpose of this Plan is to provide specified benefits to Directors and a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Trimble Inc., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
The Plan is amended and restated, effective [●], 2018. Except as otherwise provided below, effective December 30, 2004, the provisions of the Plan amended and restated the plan provisions of the Trimble Inc. Nonqualified Deferred Compensation Plan, which was originally effective February 10, 1994, (“Nonqualified Deferred Compensation Plan”) with respect to all account balances credited to the Nonqualified Deferred Compensation Plan; provided, however, the provisions of this Plan are not intended to modify or affect the trust provisions that relate to such account balances. The Plan previously was amended and restated on December 30, 2004, on October 19, 2007, on October 25, 2010, on May 9, 2014, on November 6, 2015 and October 1, 2016.
The Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention.
ARTICLE 1
Definitions
For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Administrator” shall have the meaning ascribed to the term in Section 13.2

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1.2
“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant’s Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

If a Participant is both an Employee and a Director and participates in the Plan in each capacity, then separate Account Balances (and separate Annual Accounts, if applicable) shall be established for such Participant as a device for the measurement and determination of the (a) amounts deferred under the Plan that are attributable to the Participant’s status as an Employee, and (b) amounts deferred under the Plan that are attributable to the Participant’s status as a Director.

1.3
“Annual Account” shall mean, with respect to a Participant, an entry on the records of the Employer equal to (a) the sum of the Participant’s Annual Deferral Amount and Company Contribution Amount for any one Plan Year, plus (b) amounts credited or debited to such amounts pursuant to this Plan, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.4
“Annual Deferral Amount” shall mean that portion of a Participant's Base Salary, Bonus, Commissions (prior to the 2015 Restatement Date), Director Fees and LTIP Amounts that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.

1.5
“Annual Installment Method” shall mean the method used to determine the amount of each payment due to a Participant who has elected to receive a benefit over a period of years in accordance with the applicable provisions of the Plan. The amount of each annual payment due to the Participant shall be calculated by multiplying the balance of the Participant’s benefit by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. The amount of the first annual payment shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, and the amount of each subsequent annual payment shall be calculated on or around each anniversary of such Benefit Distribution Date. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

1.6
“Base Salary” shall mean the cash compensation relating to services performed during any Plan Year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.7
“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.8
“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.9
“Benefit Distribution Date” shall mean the date upon which all or an objectively determinable portion of a Participant’s vested benefits will become eligible for distribution. Except as otherwise provided in the Plan, a Participant’s Benefit Distribution Date shall be determined based on the earliest to occur of an event or scheduled date set forth in Articles 4 through 9, as applicable.

1.10	“Board” shall mean the board of directors of the Company.

1.11
“Bonus” shall mean any compensation, excluding Base Salary, Commissions and LTIP Amounts, earned by a Participant under any of Employee bonus and/or cash incentive plans that are designated by the Committee, in its sole discretion, from time to time as eligible for deferral under the Plan.

1.12
“Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section and Treas. Reg. §1.409A-3(i)(5).

In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (b)(ii) of this Section, the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s Account Balance (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(2), or such other corporation identified by the Committee in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(3).
In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:

(a)
A “change in the ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (b) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of such corporation.

(b)	A “change in the effective control” of the applicable corporation shall occur on either of the following dates:

(i)
The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 30% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or

(ii)	The date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.

(c)
A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

1.13	“Change in Control Benefit” shall have the meaning ascribed to the term in Section 5.1.

1.14	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.15
“Commissions” shall mean the cash commissions earned by a Participant during a Plan Year prior to the 2015 Restatement Date, as determined in accordance with Code Section 409A and related Treasury Regulations.

1.16	“Committee” shall mean the committee described in Article 13.

1.17	“Company” shall mean Trimble Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.18	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.19	“Director” shall mean a member of the Board.

1.20	“Director Fees” shall mean the annual fees earned by a Director from any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors.

1.21
“Disability” or “Disabled” shall mean that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.22
“Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.23	“Employee” shall mean a person who is an employee of an Employer.

1.24
“Employer(s)” shall mean the Company (a) and/or any of its Subsidiaries (now in existence or hereafter formed or acquired), (b) and/or any of its other subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.25	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.26
“401(k) Plan” shall mean, with respect to an Employer, a plan qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k), adopted by the Employer, as it may be amended from time to time, or any successor thereto.

1.27
“LTIP Amounts” shall mean any portion of the compensation attributable to a Plan Year that is earned by a Participant under any Employer's long-term incentive plan or any other long-term incentive arrangement that is designated by the Committee, in its sole discretion, from time to time as eligible for deferral under the Plan.

1.28
“Participant” shall mean any Employee or Director (a) who is selected to participate in the Plan, (b) whose executed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, and (c) whose Plan Agreement has not terminated.

1.29
“Performance-Based Compensation” shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).

1.30
“Plan” shall mean the Trimble Inc. Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time, and by any other documents that together with this instrument define a Participant’s rights to amounts credited to his or her Account Balance.

1.31
“Plan Agreement” shall mean a written agreement in the form prescribed by or acceptable to the Committee that evidences a Participant’s agreement to the terms of the Plan and which may establish additional terms or conditions of Plan participation for a Participant. Unless otherwise determined by the Committee, the most recent Plan Agreement accepted with respect to a Participant shall supersede any prior Plan Agreements for such Participant. Plan Agreements may vary among Participants and may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan.

1.32	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.33
“Pre-2014 Restatement Participant” shall mean a Participant who had commenced participation in the Plan prior to the 2014 Restatement Date and who continues to be eligible to elect an Annual Deferral Amount for Plan Years following the 2014 Restatement Date.

1.34	“Restatement Date” shall mean October 25, 2010.

1.35
“Retirement,” “Retire(s)” or “Retired” shall mean with respect to a Participant who is an Employee, a Separation from Service on or after the attainment of (a) age sixty-five (65) with five (5) Years of Service, or (b) age fifty-five (55) with ten (10) Years of Service; and shall mean with respect to a Participant who is a Director, a Separation from Service as a Director with the Company on or after the attainment of age seventy (70). If a Participant is both an Employee and a Director and participates in the Plan in each capacity, (a) the determination of whether the Participant qualifies for Retirement as an Employee shall be made when the Participant experiences a Separation from Service as an Employee and such determination shall only apply to the applicable Account Balance established in accordance with Section 1.1 for amounts deferred under the Plan as an Employee, and (b) the determination of whether the Participant qualifies for Retirement as a Director shall be made at the time the Participant experiences a Separation from Service as a Director and such determination shall only apply to the applicable Account Balance established in accordance with Section 1.1 for amounts deferred under the Plan as a Director.

1.36	“Retirement Benefit” shall have the meaning ascribed to the term in Section 6.1.

1.37
“Separation from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)
For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)
For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)
For a Participant who provides services to an Employer as both an Employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both as an Employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from

Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section.
Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

1.38	“Subsidiary” shall mean a wholly owned subsidiary of the Company.

1.39	“Trust” shall mean one or more trusts established by the Company in accordance with Article 16.

1.40
“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances.

1.41
“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. A partial year of employment shall not be treated as a Year of Service.

1.42	“2014 Restatement Date” shall mean May 9, 2014.

1.43	“2015 Restatement Date” shall mean November 6, 2015.

1.44	“2015 Plan Year” shall mean the Plan Year commencing 2015.
ARTICLE 2
Selection, Enrollment, Eligibility

2.1
Selection by Committee.     Participation in the Plan shall be limited to Directors and, as determined by the Committee in its sole discretion, a select group of management or highly compensated Employees. From that group, the Committee shall select, in its sole discretion, those individuals who may actually participate in this Plan.

2.2	Enrollment and Eligibility Requirements; Commencement of Participation.

(a)
As a condition to participation, each Director or selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form by the deadline(s) established by the Committee in accordance with the applicable provisions of this Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)
Each Director or selected Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines that the Director or Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.

(c)
If a Director or an Employee fails to meet all requirements established by the Committee within the period required, that Director or Employee shall not be eligible to participate in the Plan during such Plan Year.

ARTICLE 3
Deferral Commitments/Company Contribution Amounts/
Vesting/Crediting/Taxes

3.1	Minimum Annual Deferral Amount.
For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus, LTIP Amounts and/or Director Fees, and, for any Plan Year commencing prior to the 2015 Restatement Date, Commissions, in the following minimum amounts for each deferral elected:

Deferral	Minimum Percentage
Base Salary	5%
Bonus	5%
Commissions	5%
LTIP Amounts	5%
Director Fees	5%

3.2	Maximum Deferral.

(a)
Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus, LTIP Amounts and/or Director Fees, and, for any Plan Year commencing prior to the 2015 Restatement Date, Commissions, up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	90%
Bonus	100% (prior to the 2015 Restatement Date) 85% (following the 2015 Restatement Date)
Commissions	100%
LTIP Amounts	100% (prior to the 2015 Restatement Date) 85% (following the 2015 Restatement Date)
Director Fees	100%

(b)
Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, then to the extent required by Section 3.3 and Code Section 409A and related Treasury Regulations, the maximum amount of the Participant’s Base Salary, Bonus, Commissions, LTIP Amounts or Director Fees that may be deferred by the Participant for the Plan Year shall be determined by applying the percentages set forth in Section 3.2(a) to the portion of such compensation attributable to services performed after the date that the Participant’s deferral election is made.

3.3	Timing of Deferral Elections; Effect of Election Form.

(a)
General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.3, in order for a Participant to make a valid election to defer Base Salary, Bonus, Commissions, Director Fees and/or LTIP Amounts, the Participant must submit an Election Form on or before the deadline established by the Committee, which in no event shall be later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.3(a) shall be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting a new Election Form in accordance with Section 3.3(c) below.

(b)
Timing of Deferral Elections for Newly Eligible Plan Participants. A Director or selected Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(i) and (ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Base Salary, Bonus, Commissions, Director Fees and/or LTIP Amounts attributable to services to be performed after such election, provided that the Participant submits an Election Form on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.3(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.
Any deferral election made in accordance with this Section 3.3(b) shall become irrevocable no later than the 30th day after the date the Director or selected Employee becomes eligible to participate in the Plan.

(c)
Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable initial deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than 6 months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.3(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.3(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d)	Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).
Any deferral election(s) made in accordance with this Section 3.3(d) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

3.4
Withholding and Crediting of Annual Deferral Amounts.     For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus, Commissions, LTIP Amounts and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Bonus, Commissions, LTIP Amounts or Director Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.

3.5	Company Contribution Amount .

(a)
For each Plan Year, an Employer may be required to credit amounts to a Participant’s Annual Account in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant’s Company Contribution Amount for that Plan Year. Such amounts shall be credited to the Participant’s Annual Account for the applicable Plan Year on the date or dates prescribed by such agreements.

(b)
For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Annual Account under this Plan, which amount shall be part of the Participant’s Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.5(b), if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee.

(c)
If not otherwise specified in the Participant’s employment or other agreement entered into between the Participant and the Employer, the amount (or the method or formula for determining the amount) of a Participant’s Company Contribution Amount shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan in accordance with Section 1.31, no later than the date on which such Company Contribution Amount is credited to the applicable Annual Account of the Participant.

3.6	Vesting .

(a)
A Participant shall at all times be 100% vested in the portion of his or her Account Balance attributable to Annual Deferral Amounts, plus amounts credited or debited on such amounts pursuant to Section 3.7.

(b)	A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, the Company shall determine the vesting schedule for Company Contribution Amounts at the time such contribution is made to the Participant’s Company Contribution Account.

3.7
Crediting/Debiting of Account Balances.     In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a)
Measurement Funds. The Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least 30 days after the day on which the Committee gives Participants advance written notice of such change.

(b)
Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.7(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion. The Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section 3.7(b) may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.

(c)
Proportionate Allocation. In making any election described in Section 3.7(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(d)
Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(e)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.8	FICA and Other Taxes .

(a)
Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, Commissions and/or LTIP Amounts that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.8.

(b)
Company Contribution Amounts. When a Participant becomes vested in a portion of his or her Account Balance attributable to any Company Contribution Amounts, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary, Bonus, Commissions and/or LTIP Amounts that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such amounts. If necessary, the Committee may reduce the vested portion of the Participant’s Company Contribution Amount, as applicable, in order to comply with this Section 3.8.

(c)
Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4
Scheduled Distribution; Unforeseeable Emergencies

4.1
Scheduled Distributions. In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive (i) in the case of Annual Deferral Amounts preceding the Restatement Date, all or a portion of such Annual Deferral Amount and (ii) in the case of Annual Deferral Amounts following the Restatement Date, all of such Annual Deferral Amounts, plus amounts credited or debited on that amount pursuant to Section 3.7, in the form of a lump sum payment, calculated as of the close of business on or around the Benefit Distribution Date designated by the Participant in accordance with this Section (a “Scheduled Distribution”). The Benefit Distribution Date for the amount subject to a Scheduled Distribution election shall be the first day of any Plan Year designated by the Participant, which may be the 5th, 10th, or 15th Plan Year after the end of the Plan Year to which the Participant’s deferral election relates, unless otherwise provided on an Election Form approved by the Committee.

Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a 30 day period commencing immediately after the Benefit Distribution Date. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2015, the earliest Benefit Distribution Date that may be designated by a Participant would be January 1, 2021, and the Scheduled Distribution would be paid out during the 30 day period commencing immediately after such Benefit Distribution Date.

4.2
Other Benefits Take Precedence Over Scheduled Distributions. Should an event occur prior to any Benefit Distribution Date designated for a Scheduled Distribution that would trigger a benefit under Articles 5 through 9, as applicable, all amounts subject to a Scheduled Distribution election shall be paid in accordance with the other applicable provisions of the Plan and not in accordance with this Article 4.

4.3	Unforeseeable Emergencies.

(a)
If a Participant experiences an Unforeseeable Emergency prior to the occurrence of a distribution event described in Articles 5 through 9, as applicable, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant's vested Account Balance, calculated as of the close of business on or around the Benefit Distribution Date for such payout, as determined by the Committee in accordance with provisions set forth below, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. A Participant shall not be eligible to receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.

If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant’s Benefit Distribution Date for such payout shall be the date on which such Committee approval occurs and such payout shall be distributed to the Participant in a lump sum no later than 30 days after such Benefit Distribution Date. In addition, in the event of such approval the Participant’s outstanding deferral elections under the Plan shall be cancelled.

(b)
A Participant’s deferral elections under this Plan shall also be cancelled to the extent the Committee determines that such action is required for the Participant to obtain a hardship distribution from an Employer’s 401(k) Plan pursuant to Treas. Reg. §1.401(k)-1(d)(3).

ARTICLE 5
Change in Control Benefit

5.1	Change in Control Benefit.

(a)
Newly Eligible Participants. A Participant, in connection with his or her commencement of participation in the Plan, shall have an opportunity to irrevocably elect to receive his or her vested Account Balance in the form of a lump sum payment in the event that a Change in Control occurs prior to the Participant’s Separation from Service, Disability or death (the “Change in Control Benefit”).

(b)
Existing Participants as of 2014 Restatement Date. Notwithstanding anything to the contrary in Section 5.1(a) hereof, a Pre-2014 Restatement Participant shall have a one-time opportunity to irrevocably elect, prior to the deadline established by the Committee for deferrals relating to the 2015 Plan Year, a Change in Control Benefit (if the Pre-2014 Restatement Participant had not previously elected a Change in Control Benefit) or to revoke a Change in Control Benefit (if the Pre-2014 Restatement Participant had previously elected a Change in Control Benefit), in each case, with respect to Annual Accounts that accrue on and after the commencement of the 2015 Plan Year. For the avoidance of any doubt, the one-time election contemplated under the foregoing sentence shall replace and supersede any Change in Control Benefit election made with respect to a Pre-2014 Restatement Participant’s Annual Accounts that accrue on and after the commencement of the 2015 Plan Year, but the one-time election shall have no effect on a Pre-2014 Restatement Participant’s election made pursuant to Section 5.1(a) above with respect to Annual Accounts relating to Annual Deferral Amounts deferred prior to the commencement of the 2015 Plan Year.

(c)
Failure to Elect. If a Participant elects not to receive a Change in Control Benefit in Sections 5(a) and 5(b) above, or fails to make an election in connection with his or her commencement of participation in the Plan or pursuant to the one-time election opportunity provided under Section 5(b) above, the Participant’s Account Balance shall be paid in accordance with the other applicable provisions of the Plan.

(d)	Benefit Distribution Date. The Benefit Distribution Date for the Change in Control Benefit elected in Sections 5(a) and 5(b) above, if any, shall be the date on which the Change in Control occurs.

5.2
Payment of Change in Control Benefit.     The Change in Control Benefit, if any, shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee, and paid to the Participant no later than 30 days after the Participant’s Benefit Distribution Date.

ARTICLE 6
Retirement Benefit

6.1
Retirement Benefit.     If a Participant experiences a Separation from Service that qualifies as a Retirement, the Participant shall be eligible to receive his or her vested Account Balance in either a lump sum or annual installment payments, as elected by the Participant in accordance with Section 6.2 (the “Retirement Benefit”). A Participant’s Retirement Benefit shall be calculated as of the close of business on or around the applicable Benefit Distribution Date for such benefit, which shall be the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service.

6.2	Payment of Retirement Benefit.

(a)
Elections Prior to Restatement Date. A Participant, in connection with his or her commencement of participation in the Plan prior to the Restatement Date, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years.

(b)
Elections Following Restatement Date and Prior to 2014 Restatement Date. In connection with his or her participation in the Plan following the Restatement Date but prior to the 2014 Restatement Date, a Participant, in connection with each election to defer an Annual Deferral Amount, shall elect on an Election Form to receive the portion of the Retirement Benefit relating to the applicable elected Annual Deferral Amounts that accrue in an Annual Account in a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years.

(c)
Elections Following 2014 Restatement Date. A Participant, in connection with his or her commencement of participation in the Plan following the 2014 Restatement Date, shall elect on an Election Form to receive the Retirement Benefit in the form of a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years. Notwithstanding anything to the contrary in Section 6.2(b), a Pre-2014 Restatement Participant, in connection with his or her continuing participation in the Plan, shall elect on an Election Form, prior to the deadline established by the Committee for deferrals relating to the 2015 Plan Year, to receive the Retirement Benefit for all Annual Deferral Amounts that accrue in Annual Accounts on and after the commencement of the 2015 Plan Year in the form of a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years. For the avoidance of any doubt, the election contemplated under the foregoing sentence shall apply to a Participant’s Annual Accounts that accrue on and after the commencement of the 2015 Plan Year.

(d)
Failure to Elect. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such Participant shall be deemed to have elected to receive the Retirement Benefit as a lump sum.

(e)
Benefit Distribution Date. The lump sum payment shall be made, or installment payments shall commence, no later than 30 days after the Participant’s Benefit Distribution Date. Remaining installments, if any, shall be paid no later than 30 days after each anniversary of the Participant’s Benefit Distribution Date.

ARTICLE 7
Termination Benefit

7.1
Termination Benefit.     If a Participant experiences a Separation from Service that does not qualify as a Retirement, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Termination Benefit”). A Participant’s Termination Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service

7.2	Payment of Termination Benefit. The Termination Benefit shall be paid to the Participant no later than 30 days after the Participant’s Benefit Distribution Date.
ARTICLE 8
Disability Benefit

8.1
Disability Benefit.     If a Participant becomes Disabled prior to the occurrence of a distribution event described in Articles 5 through 7, as applicable, the Participant shall receive his or her vested Account Balance in the form of a lump sum payment (the “Disability Benefit”). The Disability Benefit shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date for such benefit, which shall be the date on which the Participant becomes Disabled.

8.2	Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant no later than 30 days after the Participant’s Benefit Distribution Date.
ARTICLE 9
Death Benefit

9.1
Death Benefit.     In the event of a Participant’s death prior to the complete distribution of his or her vested Account Balance, the Participant's Beneficiary(ies) shall receive the Participant's unpaid vested Account Balance in a lump sum payment (the “Death Benefit”). The Death Benefit shall be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which shall be the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.

9.2	Payment of Death Benefit. The Death Benefit shall be paid to the Participant’s Beneficiary(ies) no later than 30 days after the Participant’s Benefit Distribution Date.

ARTICLE 10
Beneficiary Designation

10.1
Beneficiary.     Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2
Beneficiary Designation; Change; Spousal Consent.     A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4
No Beneficiary Designation.     If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

10.5
Doubt as to Beneficiary.     If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

10.6
Discharge of Obligations.     The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11
Leave of Absence

11.1
Paid Leave of Absence.     If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

11.2
Unpaid Leave of Absence.     If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.
ARTICLE 12
Termination of Plan, Amendment or Modification

12.1
Termination of Plan.     Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new company contributions. However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Annual Deferral Amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to credited or debited to such Participants’ Account Balances pursuant to Section 3.7. The Measurement Funds available to Participants following the termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Plan termination is effective. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Employer may provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).

12.2
Amendment.     Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant's vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 12.2 or Section 13.2 of the Plan shall be effective

12.3
Plan Agreement.     Despite the provisions of Sections 12.1, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

12.4
Effect of Payment.     The full payment of the Participant’s vested Account Balance in accordance with the applicable provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant's Plan Agreement shall terminate.

ARTICLE 13
Administration

13.1
Committee Duties.     Except as otherwise provided in this Article 13, this Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint. The members of the Committee need not be members of the Board and may be Participants under this Plan. The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this

Plan, and (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

13.2
Administration Upon Change In Control.     For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Within one hundred and twenty (120) days following a Change in Control, an independent third party “Administrator” may be selected by the individual who, immediately prior to the Change in Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Committee, as constituted prior to the Change in Control, shall continue to be the Administrator until the earlier of (i) the date on which such independent third party is selected and approved, or (ii) the expiration of the one hundred and twenty (120) day period following the Change in Control. If an independent third party is not selected within one hundred and twenty (120) days of such Change in Control, the Committee, as described in Section 13.1 above, shall be the Administrator. The Administrator shall continue to have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, only the Trustee shall have the power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death or Separation from Service of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

13.3
Agents.     In the administration of this Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.

13.4
Binding Effect of Decisions.     The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.5
Indemnity of Committee.     All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

13.6
Employer Information.     To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service, Disability or death of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.
ARTICLE 14
Other Benefits and Agreements

14.1
Coordination with Other Benefits.     The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15
Claims Procedures

15.1
Presentation of Claim.     Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

15.2
Notification of Decision.     The Committee shall consider a Claimant's claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 15.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3
Review of a Denied Claim.     On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):

(a)
may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

15.4
Decision on Review.     The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

15.5
Legal Action.     A Claimant's compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 16
Trust

16.1
Establishment of the Trust.     In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan (the “Trust”).

16.2
Interrelationship of the Plan and the Trust.     The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

16.3
Distributions From the Trust.     Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 17
Miscellaneous

17.1
Status of Plan    . The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (a) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (b) in accordance with Code Section 409A and related Treasury guidance and Regulations.

17.2
Unsecured General Creditor.     Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3
Employer's Liability.     An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

17.4
Nonassignability.     Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.5
Not a Contract of Employment.     The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6
Furnishing Information.     A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9
Governing Law.     Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

17.10
Notice.     Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Trimble Inc.
Attn: General Counsel – Urgent Notice
935 Stewart Drive
Sunnyvale, California 94085
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.11
Successors.     The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

17.12
Spouse's Interest.     The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

17.13
Validity.     In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.14
Incompetent.     If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.15
Domestic Relations Orders.     If necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

17.16	Insurance . The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

17.17
Distribution in the Event of Income Inclusion Under Code Section 409A    . If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, or (ii) the unpaid vested Account Balance.

17.18
Deduction Limitation on Benefit Payments    . If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.7. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In the event that such date is determined to be after a Participant’s Separation from Service, then to the extent deemed necessary to comply with Treas. Reg. §1.409A-3(i)(2), the delayed payment shall not made before the end of the six-month period following such Participant’s Separation from Service.

IN WITNESS WHEREOF, the Company has signed this Plan document as of February 21, 2019.
“Company”
Trimble Inc., a Delaware corporation

By:     /s/ James A. Kirkland

Title:    Senior Vice President, General Counsel